Page 1

                    PUBLISHING AGREEMENT (EXCLUSIVE LICENSE)



         THIS PUBLISHING AGREEMENT (this "Agreement") made and entered into effective this ____ day of______________, 19__, by and between Micromat Corporation (hereinafter "Author"), a California Corporation with offices at
7796 Bell Road, Windsor, California 95492, and Allegiant Technologies, Inc. (hereinafter "Publisher"), a Washington Corporation with offices at 9740 Scranton Road, Suite 300, San Diego, California 92121:

                                   WITNESSETH:

WHEREAS, Author has created a Work (as hereinafter defined) that consists of a computer program in machine-readable form and a manuscript of instructional and operating documentation relating to the computer program entitled SoundMaker Version 1.0; and

WHEREAS, Publisher desires to market, manufacture, publish, and distribute the Product (as hereinafter defined); and

WHEREAS, Author is willing to allow Publisher to so create and market the Product on the terms and conditions of this Agreement;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    Section 1

                                   DEFINITIONS

         For purposes of this Agreement, the following capitalized terms are defined as follows:

         1.1 "Computer Trade." Wholesale distributors, retailers, mail-order companies, corporate resellers, government resellers, education resellers, software specialty resellers, Internet-based resellers, value-added resellers, and any other company for whom a substantial percentage of gross revenues are derived from the sale of computers and software.

         1.2 "End-User License." Publisher's standard license used by Publisher to market microcomputer software, as such form of license may be amended from time to time. A version of such license is attached hereto as Exhibit A.

         1.3 "Product." A combination of computer code (exclusive of source code) and user documentation that represents the Work. The Product will consist primarily of object code and user documentation.

         1.4 "Supplementary Channels." Direct sales to End-users or organizations, OEM sales to other software or hardware manufacturers, sales via electronic commerce, or sales to or via any other professional organization having an interest in the subject matter of the Product.

         1.5 "Work." Computer program(s) and related documentation set forth in Exhibit B hereto.

         1.6 "Product Inventory." All Product components including manuals, boxes, diskettes, and any other materials that are related to the Product. Author shall produce a schedule, attached as Exhibit D hereto, reflecting all items of Product Inventory to be transferred to Publisher, less amounts retained by Author as provided for herein, under the terms of this agreement.

         1.7 "Accountable Product Production Costs." As described in Exhibit C, all costs associated with the production of shrink-wrapped copies of the Product, including any promotional and Not for Resale copies of the Product, and all Work in Process represented by all Product components including manuals, boxes, diskettes, and any other materials that are related to the Product.


                                    Section 2

                      WARRANTY OF ORIGINALITY AND OWNERSHIP

         2.1 Author warrants that it is the sole owner of the Work and has full and exclusive right, title, and interest in the Work, including all intellectual property rights associated therewith.

         2.2 Author warrants that the Work in the form to be delivered to Publisher will not infringe any U.S. and or other copyright, trade secret, or other proprietary rights of any third party.

         2.3 Author warrants that it has full right, power, and authority to enter into and perform this Agreement, and to grant all of the rights granted and agreed to be granted pursuant to this Agreement; and that the execution of this Agreement does not and will not violate or require any consent under any agreement or instrument to which Author is a party.


                                    Section 3

                           LICENSE GRANT TO PUBLISHER

         3.1 Author hereby grants to Publisher exclusive world-wide right and license, under any copyrights or other intellectual property rights of Author associated with the Work, to copy, modify, and distribute the Work, including modified versions thereof, and to authorize others to do some or all of the foregoing throughout the world. Such right and license shall commence upon the effective date of this Agreement and shall continue for the Term of this Agreement. Publisher may assign all of its rights in this Agreement and License from Author, at its sole discretion, provided however, that any such assignment or transfer of Publishers rights shall be made subject to the terms and conditions of this Agreement.

         3.2 For the term of this Agreement, Publisher agrees to permit the Author to bundle a limited functionality version of the Product with Author's PhoneMaker product. The limited functionality version shall be created by the Author, and shall consist of version 1.0 of the Product with the following modifications: limited to two channels, limited to 22 kHz, limited to 8-bit, limited to 5 stock effects, a marketing message from Publisher appears at the program start-up and when quitting the program, and electronic end-user documentation that designates what functionality is available in the limited functionality version as well as what functionality is available in the complete version. Author agrees to include in the PhoneMaker product packaging, printed material supplied by Publisher that enables the PhoneMaker customer to purchase the complete version of the Product directly from Publisher. In addition, Author agrees to supply Publisher with the names, addresses, phone and fax numbers, and email addresses if supplied, of all registered PhoneMaker users on a quarterly basis. In the event that Publisher reasonably believes that the inclusion of the limited functionality version of the Product causes loss of sales of the complete version of the Product, or any other damage to Publisher, then Author within sixty days written notice of such damage from Publisher, shall modify the limited functionality version of the Product so that the loss of Product sales or any other damage to Publisher ceases.


                                    Section 4

                              PAYMENT AND ROYALTIES


         4.1      Publisher shall pay to Author the following royalties:

                  4.1.1 Author shall be paid eight percent (8%, the "Eight Percent Royalty") of the Net Revenue (as hereinafter defined) received by Publisher with respect to sales of the Product. In the event the Program is ever marketed bundled with SuperCard, then the term "cash receipts" shall mean that portion of the cash receipts from the bundled product (the "Bundled Receipts") determined by multiplying the Bundled Receipts by a fraction, the numerator of which is the published wholesale list price of the stand-alone version of the Program, and the denominator of which is the sum of the published wholesale list prices of the stand-alone versions of the Program and SuperCard. In addition,

                  4.1.2 Author shall be paid an additional twenty percent (20%, the "Twenty Percent Royalty") of the Net Revenue received by Publisher with respect to sales of the Product until such time as Author has received such payments totaling an amount equal to the total of all Accountable Product Production Costs. The total of all Accountable Product Production Costs eligible to be paid by Publisher to Author in accordance herewith shall be the sum listed as such on Exhibit C attached hereto.

         4.2 In the event that the Eight Percent Royalty payments paid during each year, commencing on March 1, l997, are less than $25,000.00, and unless Publisher makes a supplemental payment to Author such that the total of all Eight Percent Royalty payments plus any supplemental payments are equal to or greater than $25,000 during such year, Author shall be entitled to terminate this agreement in accordance with Section 8.4 hereof.

         4.3 For purposes of computing royalties, the term "Net Revenues" means gross revenue received by Publisher from the sale of Products adjusted for returns, shipping, taxes, shipping insurance, and refunds granted by Publisher for Products in accordance with its standard practice. In calculating Net Revenues it is not intended that such sum shall include any payment received by Publisher in connection with the sale or transfer of its rights in the Work, but rather, only receipts from Computer Trade sales as described in Section 1.1 or Supplementary Channels sales as described in Section 1.4 of the Product.

         4.4 Royalties, as defined in Section 4.1.1 and 4.1.2 shall be paid within thirty (30) days after the end of each calendar quarter. Each royalty payment to Author shall be accompanied by a report that summarizes by type all transactions producing revenue from Products and sets forth gross revenue and adjustments for returns, shipping, taxes, shipping insurance, and refunds.

         4.5 Author shall have the right to audit the Publisher's records in accordance with Section 6.8 of this agreement.

                                    Section 5

           TESTING, CHANGES, CUT-OFF AND TRANSFER OF PRODUCT INVENTORY

         5.1 Author shall deliver the Work to Publisher at the offices of Publisher and shall provide, at the request of Publisher, within 45 days of the execution hereof, up to ten (10) days (limited to a maximum of eight hours per day) for demonstrations of the Work and consultation and information concerning the Work for Publisher's employees and agents. Publisher shall pay Author reasonable travel and living costs for each such appearance upon submission by Author of an invoice for reasonable and actual expenditures.

         5.2 Author agrees to make reasonable changes in the Work to cause the computer code contained in the Work to conform to the Specifications and to cause the Work to operate in such a manner as to demonstrate the functions described in the Specifications.

         5.3 Author shall transfer to Publisher all Product Inventory and customer lists relating to all versions of the Product in Macintosh readable form, on the Cut-Off Date, which shall be deemed to be January 1, l997. Publisher shall designate the method for shipping the Product Inventory and shall bear the costs of such shipment. Except as provided for in Section 5.4, the transfer of Product Inventory shall include all Product Inventory, where ever such Inventory shall be located, and shall include all Product Inventory in the possession of the Computer Trade or in Supplementary Channels that has not as of the Cut-Off Date been sold through by such vendors. All revenue associated with Product Inventory so transferred shall accrue to the benefit of Publisher from and after the Cut-Off Date. In the event that the Author has already been paid, or shall subsequently be paid, for such transferred Product Inventory, then such amounts so received by Author shall be paid to Publisher within 30 days of Author's receipt of same.

         5.4 Author will retain the right to sell through MacZone through February 28, 1997. No additional advertising may be made by Author after MacZone Catalog 52 which was entered into before the Cut-Off Date of January 1, l997. All unsold Product remaining at MacZone on March 1, l997, will be returned to the Publisher. Author shall arrange the return of such Product inventory with MacZone. Publisher agrees to pay for shipping costs to deliver such Product inventory to Publisher, and Publisher shall have the right to designate the shipping method and shipping carrier.


                                    Section 6

                               PUBLISHER'S DUTIES

         6.1 Publisher shall have the responsibility to conduct its product approval and acceptance testing in good faith and to determine during such testing the suitability of the Work for the Product. Upon such determination by Publisher of such suitability, Publisher shall promptly notify Author in writing of the acceptance or rejection of the Work.

         6.2 Publisher may, upon acceptance of the Work, alter, edit, supplement, and/or further document the Work to create the Product to such extent and in such manner as Publisher, in its sole discretion, deems appropriate. Publisher shall be responsible for representations made by Publisher or its Agents to End-Users with respect to the Product.

         6.3 Publisher shall test the Product as it determines to be necessary. Publisher shall produce copies of the Products including by recording computer code in appropriate media and preparation of user documentation.
Publisher shall package the Product for distribution with the End-User License.

         6.4 Publisher shall promote the sale of, solicit orders for, and distribute copies of, the Product throughout the world and shall offer the Product to the Computer Trade on reasonable terms calculated to maximize the revenues attainable on distribution of the Product.

         6.5 Publisher shall demonstrate the Product in Supplementary Channels to promote its distribution to End-Users.

         6.6  Publisher  shall prepare cover design and graphics for the Product
and  develop  advertising,   marketing  materials,  and  promotional  activities
calculated to successfully promote distribution of the Product.

         6.7 Publisher shall manufacture and stock adequate copies of the Product to provide timely response to fill demand for the Products from the Computer Trade.

         6.8 Publisher shall maintain accurate records of all manufacture, shipment, and distribution activities regarding the Product and revenue received with respect to such activities, and shall maintain such records during the term of this Agreement and for three years after the termination hereof. All such records shall be made available to Author's outside accounting firm for purposes of audit at reasonable times no more frequently than once each year. If such audit shows that Publisher's records in respect to payment to Author are off by 10% or more, Publisher shall pay the cost of the audit. If such audit shows that Publisher's records in respect to payment to Author are off by less than 10%, Author shall pay the cost of the audit.


                                    Section 7

                        COMMITMENTS AND MARKETING EFFORTS

         7.1 Publisher agrees to engage in commercially reasonable efforts to utilize all its existing infrastructure such as domestic and international sales channels, strategic industry partners, and marketing programs to promote the Work.

         7.2 Notwithstanding any other provision of this Agreement, Publisher makes no guarantee of success regarding its efforts under this Agreement and makes no commitment whatever with respect to revenue to be achieved after engaging in commercially reasonable efforts in accordance with Section 7.1 or royalties to be earned from the Product.

         7.3 Author agrees that performance of Publisher's duties in a manner that is reasonably calculated after engaging in commercially reasonable efforts to bring the Products to the attention of the Computer Trade and to provide the Computer Trade with a reasonable opportunity to procure and distribute the Products shall be sufficient to satisfy any marketing obligation of Publisher hereunder, including those in Sections 6 and 7.


                                    Section 8

                              TERM AND TERMINATION

         8.1 Unless earlier terminated pursuant to Sections 8.2 - 8.5 below, this Agreement shall be effective as of the date signed by all parties and shall continue in full force and effect until December 31, 2001 (the "Term").

         8.2 Author may terminate this Agreement if Publisher has not accepted the Work within 45 days after the effective date of this Agreement.

         8.3 Author may terminate this Agreement for any material breach of this Agreement by Publisher that continues, without waiver or cure, thirty (30) days after written notice to Publisher. Such written notice shall describe such breach in reasonable detail. It is agreed by the parties that failure to pay royalties when due shall constitute a material breach.

         8.4 Author may terminate this Agreement ninety (90) days after written notice to Publisher, issued within four (4) weeks after any calendar year-end, if during the preceding calendar year the Minimum Annual Royalty realized by Author from Publisher hereunder is less than $25,000.00.

         8.5 Publisher may terminate this Agreement ninety (90) days after providing written notice to Author of such termination.

         8.6 Notwithstanding any termination of this Agreement, Publisher shall have the right to continue to market and distribute all copies of Product produced prior to termination for a period of 12 months following such termination and Author shall have the right to continue to receive royalties on all net revenues of Publisher from the Product. All Publisher rights to any OEM or bundling agreements for the Product shall survive this agreement for a period of 12 months after termination, at which time all such rights shall revert to the Author.

         8.7 Not withstanding the termination of this Agreement, for any reason, Sections 2, 9.2, 9.3, 9.4, 11 and 14 shall survive and remain in full force and effect.

         8.8 Upon termination of this Agreement, Publisher agrees to provide to Author, within thirty (30) days after receiving Author's written request, a copy of Publisher's registered user database, in electronic format, for the Product. Publisher shall have the right to retain a copy of such registered user database for its own purposes.

                                    Section 9

                             COPYRIGHT AND TRADEMARK

         9.1 Publisher may market and distribute the Product under Publisher's trademarks and trade names so long as "Copyright l996 Micromat Corporation" shall be displayed in the About Box and on all Products. Publisher may also mark Products that contain copyrightable subject matter of Publisher with its own copyright.

         9.2 Author shall indemnify, defend and hold harmless Publisher from and against any and all claims, actions, losses, costs, and liabilities based on or arising out of any breach of warranties set forth in Sections 2.1, 2.2 or 2.3.

         9.3 Publisher shall indemnify Author and hold harmless Author from and against any and all claims, actions, losses, costs, and liabilities based on any claims by third parties relating to the Products, or arising with respect to their sale and distribution, with the sole exception of the matters covered by the Author's indemnity set forth in Section 9.2 hereof.

         9.4 The foregoing rights of indemnification shall be conditioned on the indemnified party (1) furnishing prompt notification to the indemnifying party;
(2) permitting the indemnifying party to control the defense and settlement of any third-party claim or action; and (3) cooperating in the defense by the indemnifying party at the indemnifying party's expense.


                                   Section 10

                        PROMOTIONAL ACTIVITIES OF AUTHOR

         Author, or a qualified employee of Author, agrees to engage in promotional activities at the request of Publisher to promote the marketing and distribution of Products by appearing at up to three trade shows or retail outlets designated by Publisher for a one-day period at each such location during a one-year period commencing January 1, l997. The time and place of such appearance shall be mutually agreed to and consent of Author shall not be unreasonably withheld. Publisher shall pay Author reasonable travel and living costs for each such appearance upon submission by Author of an invoice for reasonable and actual expenditures.


                                   Section 11

                            LIMITATIONS ON LIABILITY

         Author makes no warranty that all errors have been or can be eliminated from the Work and, with respect thereto, Author shall not be responsible for losses, damages, costs, or expenses of any kind resulting from the use or distribution of the Work by Publisher or use by any End-User, including, without limitation, any liability for business expenses, machine downtime, or damages experienced by Publisher or any third persons as a result of any deficiency, defect, error, or malfunction. Author shall not be liable for any indirect, special, incidental, or consequential damages relating to or arising out of the subject matter of this Agreement or actions taken thereunder. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AUTHOR MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE PROGRAMS OR THE USE THEREOF, AND SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


                                   Section 12

                                 BUY-OUT OPTION

         Publisher shall have a right to purchase the Work, including all intellectual property rights and source code versions of the Work, in their entirety after one year from the date of first shipment by Publisher of Product for the sum of $250,000, or a sum equal to three (3) times the average annual Eight Percent Royalty paid during the preceding 36 months, or so much of such period as may have transpired at the time of Publisher's election to purchase the Work, whichever amount is higher. Payments for Accountable Product Production Costs shall not be included in the calculation of the royalty from the previous twelve months.


                                   Section 13

                       PRODUCT DEVELOPMENT AND MANAGEMENT

         13.1 Author agrees to perform all product development and product management functions, as such may be commonly performed by similar companies engaged in similar software business activities, during the term of this Agreement. Product Development shall include, but not be limited to, fixing errors in the Product, the development of updates and upgrades to the Product, source code documentation, testing, and investigating and developing new features and functions. Product Management shall include, but not be limited to, obtaining user requirements, determination of new features, maintaining a keen awareness of competitive products, creating the functional specification, a comprehensive description of all product functionality, with supporting screen shots, comprehensive beta testing and managing schedules. Publisher shall be responsible for and manage the printed material production including any press checks. Publisher and Author shall mutually agree on the product design and development direction of the product. Publisher and Author agree to meet in person two (2) days every other month, with such time divided equally between Publisher's and Author's facilities, to review Product status and plans.

         13.2 Author agrees to create the Work in a manner that makes it suitable for localization to other languages, and agrees to provide assistance to Publisher or Publisher's International Distributors in any localization of the Work undertaken. Author shall not be required to localize the Work but shall make adjustments as necessary to modify the Work to run on international operating systems and to otherwise allow localization of the work.

         13.3 Author shall deliver an Upgrade to the Product at least once during every twelve month period during the term of this Agreement, starting from January 1, l997. For the purpose of this Agreement. "Upgrade" shall be defined as: A major revision, improvement, enhancement, and addition to the feature set signified by a change in the number to the left of the decimal point in the product version number. Publisher shall have thirty (30) calendar days from receipt of the Upgrade to accept and approve it. If Publisher fails to notify Author of its approval or disapproval, in writing, within such thirty
(30) day period Publisher shall be deemed to have approved it. In the event that Author does not deliver an approved Upgrade within such twelve month periods, the Eight Percent Royalty due to Author shall be one-half (1/2) of the otherwise applicable royalty rate until Author delivers an Upgrade approved by Publisher, and the Minimum Royalty Amount shall be inapplicable to such period.

         13.4 Multi-Platform Development. In the event that Author does not: (a) agree to develop a comparable version of the Work that operates on the Windows operating system or any other platform within 30 days of being requested to do so by Publisher; or (b) after agreeing to develop a comparable version of the Work within the time period specified above, complete development of the new version within 180 days of agreeing to develop such version, then Publisher may, at its sole discretion, develop such version of the Work and Author, at Author's sole discretion, shall make the Work's source code available to Publisher for such undertaking. In the event Publisher develops such a version of the Work, Author hereby grants to Publisher the irrevocable right to copy, use, distribute, sell and otherwise exploit the version developed by Publisher, subject to the royalty obligations set forth below, which grant of rights shall survive any termination of this agreement. In the event Publisher sells a version of the Work developed by Publisher, the royalties set forth in Section 4 shall be reduced to: (1) one-third of the applicable Eight Percent Royalty if Author's source code for an existing version of the Work was provided by Author to Publisher to develop such version; or (2) zero (0) if Author's source code for an existing version of the Work was not provided by Author to Publisher to develop such version. If Author creates the Work in accordance with the same functional specification as the Macintosh version of the Product for operation on another platform, then all the rights and provisions outlined in this agreement shall apply to such Work.

         13.5 In the event that Author has invented or subsequently develops new Sound editing and creation technologies during the term of this agreement, Author agrees to (i) incorporate such technologies into future versions of the Product that Publisher may sell and market under the terms of this agreement, or
(ii) create a new product that Publisher may sell and market under the same terms and conditions as are applicable under this Agreement. The determination of whether the new Sound editing and creation technologies shall be incorporated into a future version of the Product or into a separate product shall be at the sole discretion of Publisher. In any event, except as provided in Section 3.2, Author agrees not to sell, license, market, or give-away any product incorporating Sound editing and creation functionality not incorporated into the Product, to any another entity in any form, during the term of this Agreement and, in the event Publisher purchases the Work pursuant to Section 12 hereof, for a period of two (2) years after this agreement has been terminated.

         13.6 In order to allow Publisher access to the source code version of the Work, under certain circumstances, Author and Publisher agree to enter into the Source Code Escrow Agreement attached hereto as Exhibit E.


                                   Section 14

                                     GENERAL

         14.1 All notices, payments, or deliveries called for by this Agreement shall be deemed sufficient upon actual delivery to the address set forth above or upon mailing by registered mail, return receipt requested.

         14.2 Each party agrees to comply with all applicable laws and regulations of governmental bodies having jurisdiction over the subject matter of this Agreement.

         14.3 Neither party shall be held liable to the other for failure of performance where such failure is caused solely by supervening conditions beyond that party's control, including acts of God, civil disturbance, strikes, labor disputes, and lawful governmental action. If any provision of this Agreement shall be deemed to be unlawful or unenforceable by a court of competent jurisdiction, such termination shall have no effect on the validity and enforceability of the other terms and conditions of this Agreement, and the challenged term shall be deemed deleted.

         14.4 Arbitration. Any claim between the parties, under this agreement or otherwise, will be determined by arbitration in San Diego under the American Arbitration Association (AAA) Commercial Arbitration Rules with Expedited Procedures in effect on the date hereof, as modified by this Agreement. There will be one arbitrator selected by the parties within seven (7) days of the arbitration demand or if not, pursuant to the AAA Rules, who will be an attorney with at least fifteen (15) years commercial law experience and with at least five (5) years experience in the computer software industry. Any issue about whether a claim is covered by this Agreement will be determined by the arbitrator. At the request of either party made not later than seventy-five (75) days after the arbitration demand, the parties agree to submit the dispute to non-binding mediation which will not delay the arbitration hearing date. There will be no substantive motions or discovery, except the arbitrator will authorize such discovery as may be necessary to insure a fair private hearing, which shall be held within one hundred twenty (120) days of the demand; and concluded within three (3) days. These time limits are not jurisdictional. The arbitrator shall apply substantive law and may award injunctive relief or any other remedy available from a judge, including attorney fees and costs to the prevailing party, but shall not have the power to award punitive damages.

         14.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

         14.6 Attorneys' Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys' fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

         14.7 No Third Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

         14.8 Counterparts. This Agreement may be executed in several counterparts all of which together shall constitute one and the same instrument with the same force and effect as though each of the parties had executed the same document.

         14.9 Governing Law. This Agreement is made and shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California.

         14.10 Venue; Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in San Diego County, California, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

         14.11  Authority.   Each  of  the  persons   executing  this  Agreement
represents and warrants that it is authorized to execute this Agreement and the entity on whose behalf they are signing is bound by the terms hereof.

         14.12 This Agreement constitutes the entire agreement between the parties and supersedes all prior statements, representations, and agreements on this subject matter. This Agreement may be amended only by a writing that refers to this Agreement and that is signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives below as of the date first above written.


MICROMAT CORPORATION:

By:_________________________
      Jeff Baudin

Title: __President______________

Date: ______________, 19____


ALLEGIANT TECHNOLOGIES INC.:

By:_________________________
      Joel B. Staadecker

Title:__President_& CEO________

Date: ______________, 19____

                                    Exhibit A

                                END-USER LICENSE



                         ALLEGIANT USE LICENSE AGREEMENT

CAREFULLY READ THE FOLLOWING LICENSE AGREEMENT BEFORE OPENING THE DISK PACK. BY OPENING THE DISK PACK YOU INDICATE YOUR ACCEPTANCE OF THE TERMS OF THIS AGREEMENT. IF YOU DO NOT ACCEPT THE TERMS OF THIS AGREEMENT, DO NOT OPEN THE DISK PACK, PROMPTLY RETURN THE ENTIRE PACKAGE TO THE PLACE YOU OBTAINED IT FOR A FULL REFUND.

DEFINITIONS

The following definitions apply to the terms as they appear in this agreement.

     Allegiant means Allegiant Technologies Inc.

     Software means the computer programs contained in this package, and all updates to the computer programs. The term also includes all copies of any part of the computer programs.

     Documentation means the user's manual(s) and other printed materials accompanying the Software.

     Product means the Software and Documentation.

COPYRIGHT/PROPRIETARY PROTECTION

The Product is owned by  Allegiant or its  suppliers  and is protected by United
States copyright laws and international treaties. You must treat the Product like any other copyrighted material. This license and your right to use the Product terminate automatically if you violate any part of this agreement. In the event of termination, you must immediately destroy all copies of the Product or return them to Allegiant, including copies resident in computer memory. LICENSE GRANT Allegiant grants you a non-exclusive license to:

1. Use one copy of the  Software  on a  single  computer
("Dedicated  Computer").

2. Copy the Software onto the hard disk of the Dedicated Computer and retain the original for archival purposes. If one individual uses the Software on the Dedicated Computer more than 80% of the time it is in use, then that individual may use a second copy of the Software for use on a single home computer, provided use on the home computer is never at the same time the Software is in use on the Dedicated Computer.

3. After written notification to Allegiant, transfer the entire Product on a permanent basis to another person or entity, provided you retain no copies of the Product and the transferee agrees to the terms of this agreement.

You may not:

     Copy the documentation;

     Copy or modify all or any portion of the Product or merge it into another program. Copies shall include, without limitation, any complete or partial duplications on any media adaptations, translations, compilations, partial copies within modifications, mergers with other material from whatever source, and updated works. You will use your best efforts to prevent any unauthorized copying of the Product; IF YOU COPY, MODIFY OR MERGE ANY PORTION OF THE PRODUCT OR IF YOU TRANSFER POSSESSION OF ANY COPY, MODIFICATION, OR MERGED PORTION OF THE PRODUCT TO ANOTHER PARTY, YOUR LICENSE IS AUTOMATICALLY TERMINATED.

     Reverse-engineer, disassemble, decompile, or make any attempt to discover the source code of the Software;

     Sublicense, rent, or lease any portion of the Product; or

     Use the previous version of the Software that has been upgraded or updated under this agreement. Upon upgrading or updating the Software, the old copy must be deleted from the computer and the original disks must be physically destroyed.

LIMITED WARRANTY

Allegiant warrants the disks on which the Software is distributed to be free from defects in materials and workmanship and that the unaltered Software will perform substantially in accordance with the Documentation for a period of 90 days from your receipt of the Product. Any written or oral information or advice given by Allegiant dealers, distributors, agents, or employees will in no way increase the scope of this warranty. YOU MUST ASSUME FULL RESPONSIBILITY FOR THE SELECTION OF THE PRODUCT TO ACHIEVE YOUR INTENDED PURPOSES, FOR THE PROPER INSTALLATION AND USE OF THE PRODUCT AND FOR VERIFYING THE RESULTS OBTAINED FROM USE OF THE PRODUCT, ALLEGIANT DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE PRODUCT WILL MEET YOUR REQUIREMENTS, THAT THE PRODUCT IS FIT FOR ANY PARTICULAR PURPOSE OR THAT THE OPERATION OF THE PRODUCT WILL BE INTERRUPTION OR ERROR FREE. If the Product fails to comply with the warranty set forth above, Allegiant's entire liability and your exclusive remedy will be replacement of the disk or, at Allegiant's sole option, Allegiant's reasonable efforts to make the Product meet the warranty set forth above. This limited warranty applies only if you return all copies of the Product, along with a copy of your paid invoice, to an authorized Allegiant dealer within 90 days of the date you received the Product. If Allegiant is unable to make the Product conform to the above warranty, Allegiant, at its option, will refund all or a fair portion of the price you paid for this package. Any replacement Software will be warranted for the remainder of the original 90-day warranty period or for 30 days from the date you received the replacement, whichever is longer. These remedies are not available outside of the United States and Canada. ALLEGIANT EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR INFRINGEMENT WITH RESPECT TO THE PRODUCT. ALL WARRANTIES SHALL TERMINATE 90 DAYS FROM DATE OF DELIVERY OF THE PRODUCT TO YOU. Some states do not allow limitations on how long an implied warranty lasts, so the above limitation may not apply to you. THIS LIMITED WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS. YOU MAY HAVE OTHERS, WHICH VARY FROM STATE TO STATE. EXCLUSIVE REMEDY YOUR EXCLUSIVE REMEDY AND ALLEGIANT AND ITS SUPPLIERS' ENTIRE LIABILITY ARISING FROM OR IN CONNECTION WITH THE SOFTWARE, DOCUMENTATION, PRODUCT AND/OR THIS LICENSE (INCLUDING WITHOUT LIMITATION FOR BREACH OF WARRANTY OR NON-INFRINGEMENT) SHALL BE REFUND OF LICENSE FEES.

LIMITATIONS OF LIABILITY

A. IN NO EVENT WILL ALLEGIANT BE LIABLE TO YOU FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, ARISING OUT OF OR IN CONNECTION WITH YOUR USE OR INABILITY TO USE THE PRODUCT OR DOCUMENTATION, THE BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, OR OTHERWISE IN CONNECTION WITH THE PRODUCT, THE PRODUCT DOCUMENTATION AND/OR THIS LICENSE EVEN IF ALLEGIANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Some states do not allow limitation or exclusion of incidental or consequential damages, so that above limitation or exclusion may not apply to you.

B. IN NO EVENT SHALL ALLEGIANT'S TOTAL LIABILITY FOR ANY DAMAGES, DIRECT OR INDIRECT, IN CONNECTION WITH THE PRODUCT, THE PRODUCT DOCUMENTATION, AND/OR THIS LICENSE EXCEED THE LICENSE FEES PAID FOR YOUR RIGHT TO USE THIS COPY OF THE PRODUCT WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT OR OTHERWISE.

ALLOCATION OF RISK.

Provisions of this Agreement such as the warranty limitations, exclusive remedies and limitations of liability are unrelated, independent allocations of risks between you and Allegiant. Unenforceability of any such allocations shall not affect the enforceability of other such allocations. Allegiant's pricing reflects the allocations of risk contained in this Agreement. GENERAL This agreement constitutes the entire agreement between you and Allegiant and supersedes any prior agreement concerning the contents of this package. It shall not be modified except by written agreement dated subsequent to the date of this agreement signed by an authorized Allegiant representative. Allegiant is not bound by any provision of any purchase order, receipt, acceptance, confirmation, correspondence, or otherwise, unless Allegiant specifically agrees to the provision in writing. U.S. GOVERNMENT RESTRICTED RIGHTS The Product is provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the government is subject to restrictions set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013, and paragraph (c(1) and (2) of the Commercial Computer Software--Restricted Rights clause at FAR 52.227-19. The manufacturer is Allegiant Technologies Inc., 9740 Scranton Road, Suite 300, San Diego, California 92121.

         Export Laws. You understand that the Product may require a license from the U.S. Department of Commerce or other government agency before it may be taken or sent outside the United States. You agree to obtain any required license before taking or sending the Product outside the United States. You will not permit the export or re-export of the Product without obtaining required licenses or letters of further assurance.

         Taxes. You must pay all taxes that may now or hereafter be imposed, levied, or assessed with respect to the possession or use of the Product or this license. YOU ACKNOWLEDGE THAT YOU UNDERSTAND THIS AGREEMENT, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. YOU FURTHER AGREE THAT IT IS THE COMPLETE, FINAL AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN YOU AND ALLEGIANT AND SUPERSEDES ANY PROPOSAL OR PRIOR AGREEMENT OR ANY OTHER COMMUNICATIONS BETWEEN ALLEGIANT AND YOU RELATING TO THE USE OF THE PRODUCT. If any provision of this Agreement is unenforceable, all others will remain in effect. If any provision of this Agreement is held unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law. This Agreement shall be governed by the internal laws of the State of Washington and the United States, including U.S. copyright laws, and venue in the event of any suit, proceeding or claim shall be in the Courts located in King County, Washington. If you have any questions regarding this Agreement, you may contact Allegiant by writing Allegiant at the following address:

                          Allegiant Technologies, Inc.
                          9740 Scranton Rd., Suite 300
                           San Diego, California 92121

                                    Exhibit B

                          SPECIFICATION OF THE WORK(S)



All previously or subsequently created versions of the SoundMaker software program, including without limitation shareware versions and Version 1.0, regardless of operating platform, including all documentation, electronic files and physical artwork.

Any software program (including all documentation, electronic files and physical artwork) created or acquired by Author containing substantially the same functionality, regardless of whether additional functionality is included or whether the product is offered under the SoundMaker name.

                                    Exhibit C

                          ACCOUNTABLE PRODUCTION COSTS



Inventory Materials                                    Cost Each            Quantity              Total

Boxes                                                    $.68                10,180              $6,922.40
Manuals                                                    $1.07             10,810             $11,566.70
Disk Label Sets (2)                                     $.043                30,000              $1,290.00
Serial Number Labels (2)                                $.042                25,000              $1,050.00

Subtotal, Inventory Costs:                                N/A                N/A                $20,829.10



Pre-Production Services

Manual copywriting                                       $600.00                  1                $600
Manual lay-out                                           $500.00                  1                $500
Mechanical Logo Design & Box Layout                     $1300.00                  1               $1300
Cover Art Creation                                      $2000.00                  1               $2000
Development Materials                                    $500.00                  1                $500

Subtotal, Pre-Production Costs:                           N/A                   N/A               $4900.00



*Total Accountable Production Costs:                                                             $25729.10


*Author and Publisher agree that the Total Accountable Production Costs above due Author under the terms of this Agreement shall be reduced by value of Inventory Materials and pro-rata Pre-Production Services attributable to the Product Inventory that Author retains versus that quantity shipped to Publisher in accordance with Section 5.3 of the Agreement.


                                    Exhibit D

                                PRODUCT INVENTORY



Inventory Materials                                  Quantity

Boxes                                                10,180
Manuals                                              10,810
Disk Label Sets (2)                                  30,000
Serial Number Labels (2)                             25,000

                                    Exhibit E

                          SOURCE CODE ESCROW AGREEMENT



THIS SOURCE CODE ESCROW AGREEMENT ("Agreement") is made and entered into by and between Micromat Corporation ("Author"); Allegiant Technologies, Inc. ("Publisher"); and ESCROW AGENT FULL NAME ("Escrow Agent") and is made with reference to the following:

A. This Agreement is supplementary to the agreement between the parties hereto entitled "Publishing Agreement (Exclusive License)" and having an effective date of _______________ (together with any modification, supplement, or replacement thereof agreed to by Publisher, the "Publishing Agreement";

B. Author has agreed to place such Source Code in escrow for the benefit of the Publisher on the terms and conditions hereof.

         NOW, THEREFORE, for the mutual promises and representations contained herein as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree to be bound as follows:


1. Definitions. For purposes of this Agreement, the following definitions shall apply to the following respective capitalized terms:

         1.1 Work. "Work" shall mean the entire computer programming code, together with all Updates thereto, relating to the program offerings specified in Exhibit B of the Publishing Agreement, which is hereby incorporated by reference.

         1.2 Update. "Update" shall mean a copy of the source code version of each modification or revision to the Work that (a) corrects errors, problems, or defects caused by or resulting from an incorrect functioning of the Work, (b) supports new releases of the Work made available generally to the Publisher, or
(c) provides other updates or corrections.

         1.3 Source Code. "Source Code" shall mean a copy of the source code corresponding to the Work, including all Updates delivered to the Escrow Agent from time to time pursuant to this Agreement, plus any pertinent commentary or explanation that may be necessary to render the Source Code understandable and useable by a trained computer-programming expert who is generally familiar with hardware and software systems using the Work. The Source Code shall include system documentation, statements of principles of operation, and schematics, all as necessary or useful for the effective understanding and use of the Source Code. Insofar as the "development environment" employed by Author for the development, maintenance, and implementation of the Source Code includes any device, programming, or documentation not commercially available to the Publisher on reasonable terms through readily known sources other than the Author, the Source Code shall include all such devices, programming, or documentation. The foregoing reference to such "development environment" is intended to apply to any programs, including compilers, "workbenches," tools, and higher-level (or "proprietary") languages, used by the Author for the development, maintenance, and implementation of the Source Code.

         1.4 Impact Event. "Impact Event" shall mean (a) any rejection or termination of the Publishing Agreement or this Agreement by Author or its successors or representatives in breach of the provisions of the Publishing
Agreement or this Agreement, including in all events any rejection or termination of the Publishing Agreement or any proposal to do so under Title 11 of the United States Code, as now constituted or hereafter amended (the "Bankruptcy Code"), or any other federal or state bankruptcy, insolvency, receivership, or similar law; (b) failure of a trustee, including Author as debtor in possession, in any bankruptcy case hereafter filed by or against Author either to assume the Publishing Agreement and this Agreement within fifteen (15) days after the filing of the initial bankruptcy petition or to perform the Publishing Agreement and this Agreement within the meaning of
Section 365(a)(4)(I) of the Bankruptcy Code; (c) the termination of substantially all of Author's ongoing business operations relating to the subject matter of the Publishing Agreement and this Agreement; (d) any liquidation of Author, or any sale, assignment, or foreclosure of or upon assets that are necessary for the performance by Author of its responsibilities under the Publishing Agreement and this Agreement; and (e) any failure of Author to cure a breach by Author within the cure period specified in the Publishing Agreement.

2.  Representations and Warranties of Author

         2.1 Work Correspond With Source Code. Author represents and warrants to Publisher that the Source Code deposited with Escrow Agent will at all times be the source code version of the current release of the Work, as offered to Publisher from time to time.

         2.2 Usability of Source Code. Author represents and warrants that the Source Code is and shall be understandable and useable by a trained computer-programming contractor who is generally familiar with hardware and software systems using the Work. Author further represents and warrants that the Source Code includes all of the devices, programming, and documentation necessary for the maintenance of the Work by Publisher upon release of the Source Code pursuant to this Agreement, except for devices, programming, and documentation commercially available to Publisher on reasonable terms through readily known sources other than the Author.

3.  Purpose of Agreement; Deposit of Source Code

         3.1  Deposit and Custody of Source Code.

                  3.1.1 The deposit of the Source Code and the license thereof to Publisher pursuant to Section 8 hereof are intended to provide assurance to Publisher of access to, and right of use of, the Source Code in the event that Author fails (or is rendered unable by an Impact Event) to perform as required by the Publishing Agreement. Escrow Agent shall release copies of the Source Code deposited in escrow pursuant to this Agreement only in accordance with the terms of this Agreement. In each instance where Escrow Agent is authorized to release a copy of the Source Code to Publisher, Escrow Agent may either release a copy on hand (provided that at all times it shall retain at least one copy of the Source Code) or make a duplicate copy to be released to Publisher.

                  3.1.2 Escrow Agent agrees to accept from Author, and Author agrees to deposit with Escrow Agent, within ten (10) days of the Effective Date of this Agreement, one (1) copy of the Source Code relating to the current versions of the Work. For each deposit, Escrow Agent will issue a receipt to Author, accompanied by a general list or description of the materials so deposited.

                  3.1.3 Escrow Agent agrees to accept from Author, and Author agrees to deposit with Escrow Agent, within ten (10) days after each Update is made available generally to Publisher, one (1) copy of the Source Code relating to each such Update. For each deposit, Escrow Agent will issue a receipt to Author, accompanied by a general list or description of the materials so deposited. In the event that an Update or series of Updates supersede a prior version of the Work in their entirety, Escrow Agent shall retain both the Update and the superseded version.

                  3.1.4 Escrow Agent shall exercise reasonable care to protect and safeguard all Source Code delivered pursuant to this Agreement and shall segregate and label such Source Code according to the date of delivery and any other identifying information supplied by Author.

         3.2 Verification and Testing of Source Code. Publisher may appoint either (a) an independent firm of certified public accountants of national reputation (which shall certify for the benefit of Author that it does not, and does not intend to, conduct business in competition with Author) or (b) an independent, professional computer-programming consultant mutually agreeable to Author and such Publisher to inspect, compile, test, and review the Source Code (subject to appropriate undertakings of confidentiality and restrictions on subsequent use or disclosure) at any time, and Escrow Agent shall permit such inspections and testing promptly upon request. Except as otherwise authorized by Author (which authorization will not be unreasonably withheld), such inspections and testing shall be conducted at the principal offices of the Escrow Agent. All costs relating to said verification and testing shall be borne exclusively by Publisher.

4. Confidentiality. Upon receipt of the Source Code, Publisher shall maintain the Source Code in strict confidence, shall use and disclose it only as reasonably appropriate to exercise such Publisher's rights in the Work, and shall use the same degree of care it provides for its own programs in source code form to protect the Source Code as restricted, proprietary, and confidential.

5. Impact Event As Basis for Release of Source Code

         5.1 Release. If Author suffers an Impact Event at any time or for any reason, Publisher may so notify Escrow Agent in writing. Such notice shall be accompanied by reliable evidence of such occurrence. Upon receipt of such notice and proof, Escrow Agent shall promptly release and deliver a copy of the Source Code to all Publisher.

         5.2 Intention. In the event that Author or its successors or representatives rejects or terminates the Publishing Agreement or this Agreement in breach of the provisions thereof or hereof, including as contemplated under
Section 365 of the Bankruptcy Code, it is acknowledged that this Agreement contemplates the manner in which Publisher may retain its rights in the Work, including associated intellectual property rights, if Publisher chooses to do so in accordance with Section 365(n) of the Bankruptcy Code. This Agreement serves as a contract supplementary to the Publishing Agreement in such regard. It is the parties' intent that the rights Publisher shall be entitled to retain shall be of the scope provided in Section 6 hereof in all items delivered or required to be delivered under the Publishing Agreement and this Agreement. Further, such rights shall be subject to no restriction following an election by Author to reject or terminate the Publishing Agreement or this Agreement, except (a) the confidentiality provisions contained in Section 4 of this Agreement, (b) the sublicense terms, if any, required of Publisher under the Publishing Agreement, and (c) the territorial limitations, if any, contained in the Publishing Agreement. Such rights shall be exclusive and either renewable or perpetual to the extent so provided under the Publishing Agreement.

         5.3 Trademark Rights. The rights in the Work, including associated intellectual property rights, that Publisher may elect to retain following a rejection of the Publishing Agreement or this Agreement under Section 365(n) of the Bankruptcy Code includes Author's trademarks affixed to the Work. In view of that fact, the parties hereby agree and acknowledge that in the event Author makes such a rejection and Publisher elects to retain its rights in the Software under Section 365(n) of the Bankruptcy Code, Publisher shall be entitled to continue use of such trademark in connection with the marketing, sublicensing or distribution of the Work.

6. License of Source Code. In the event that a copy of the Source Code is authorized hereunder to be delivered out of escrow to Publisher, Publisher, subject to the royalty obligations set forth in the Publishing Agreement, shall immediately obtain, without any further action, authorization, or instrument, an irrevocable, perpetual, license from Author to use, modify, maintain, and update the Source Code in any manner that may be necessary or appropriate to enable such Publisher to use and distribute the Work.

7. Escrow Fees. Publisher shall pay to Escrow Agent, annually in advance during the term hereof, all fees of the Escrow Agent at its prescribed rate.

8.  Limitation upon Obligation of Escrow Agent

         8.1 Limited Duty of Inquiry. Escrow Agent shall not be required to inquire into the truth of any statements or representations contained in any notices, certificates, or other documents required or permitted hereunder, and it may assume that the signatures on any such documents are genuine, that the persons signing on behalf of any party thereto are duly authorized to issue such document, and that all actions necessary to render any such documents binding on any party thereto have been duly undertaken. Without limiting the foregoing, Escrow Agent may in its discretion require from Author or Publisher additional documents which it deems to be necessary or appropriate to aid it in the course of performing its obligations hereunder.

         8.2 Right to Interpleader. Notwithstanding any other provision of this Agreement, in the event Escrow Agent receives conflicting demands from Author and Publisher respecting the release of the Source Code to Publisher hereunder, Escrow Agent may, in its sole discretion, file an interpleader action with respect thereto in any court of competent jurisdiction and deposit the Source Code with the clerk of the court or withhold release of the Source Code until instructed otherwise by court order.

         8.3 Release and Indemnification of Escrow Agent. Author and Publisher do hereby (a) release, and agree to indemnify and hold harmless, Escrow Agent from and against any and all liability for losses, damages, and expenses (including attorneys' fees) that may be incurred by it on account of any action taken by Escrow Agent in good faith pursuant to this Agreement, and (b) agree to defend and indemnify Escrow Agent from and against any and all claims, demands, or actions arising out of or resulting from any action taken by Escrow Agent in good faith pursuant to this Agreement.

9.  Term and Termination.

         9.1 Term. The term of this Agreement shall commence on the date signed by all parties (the "Effective Date") and shall continue until this Agreement is terminated as provided for herein.

         9.2 Termination.  This Agreement shall terminate:

                                    a.   By mutual consent of Author and
                           Publisher at any time;

                                    b. By  Escrow  Agent at any  time,  provided
                           that Escrow Agent has given Author and Publisher notice to that effect in writing at least ninety (90) days before the contemplated date of termination, whereupon Author shall diligently attempt to identify an independent successor Escrow Agent, reasonably acceptable to Publisher, who is agreeable to assuming all further obligations of Escrow Agent hereunder;

                                    c.      Automatically,  in the  event  that
                           copies of the Source Code are released to Publisher in accordance with the terms of this Agreement; or

                                    d. Sixty (60) days  after  Author  issues to
                           Publisher and Escrow Agent a certificate confirming that such Publisher is no longer entitled to Support Services from Author, provided that such termination shall not occur on such basis if Publisher disputes such certificate by sending Author and Escrow Agent notice to that effect in writing within such period.

         9.3 Disposition of Remaining Copies Upon Termination. Upon termination of this Agreement, following distribution of copies to Publisher to the extent so required hereunder, all remaining copies of the Source Code shall be delivered to Author, except that in the event of termination at the instance solely of the Escrow Agent, such copies shall be delivered to the successor Escrow Agent.

10.  Miscellaneous.

         10.1 Complete Statement of Agreement. The parties agree that this Agreement is the complete and exclusive statement of their agreement with respect to the subject matter hereof, and supersedes all oral or written proposals, understandings, representations, warranties, covenants, and communications between the parties relating hereto. This Agreement is intended by the parties to constitute an agreement completely independent of any other agreement between or among any combination of the parties hereto, whether or not any such other agreement involves the Work, except to the limited extent necessary to define the Work for purposes of this Agreement. The continuing, contingent, or future rights or obligations of any party under any other agreement whatsoever shall not be regarded as necessary or implied consideration for the execution, validity, or performance of this Agreement.

         10.2 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

         10.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the party to whom notice is to be given, or on the third (3rd) day after mailing if mailed to the party to whom notice is given, by first class mail, registered or certified, postage prepaid, and properly addressed to that party's regular place of business. Either party may change the address to which notices to such party are to be addressed by giving the other party hereto written notice of such change in the manner herein set forth.

         10.4 Arbitration. In the event of any dispute concerning or arising out of this Agreement (other than a dispute arising out of Section 5 which is provided for in Section 6), such dispute shall be submitted by the parties to arbitration. Arbitration proceedings may be commenced by either party giving the other party written notice thereof and proceeding thereafter in accordance with the rules and procedures of the American Arbitration Association. Any such arbitration shall take place before a single arbitrator only in San Diego, California. Any such arbitration shall be governed by and subject to the applicable laws of the State of California (including the discovery provisions of the California Civil Code and the California Code of Civil Procedure, including specifically Section 1283.05 of the California Code of Civil Procedure), and the then prevailing rules of the American Arbitration Association. The arbitrator's award in any such arbitration shall be final and binding, and a judgment upon such award may be enforced by any court of competent jurisdiction.

         10.5 Attorneys' Fees. If either party hereto commences an arbitration or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys' fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

         10.6 No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

         10.7 Counterparts. This Agreement may be executed in several counterparts all of which together shall constitute one and the same instrument with the same force and effect as though each of the parties had executed the same document.

         10.8 Governing Law. This Agreement is made and shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, USA, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California.

         10.9 Venue; Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in San Diego County, California, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

         10.10  Authority.   Each  of  the  persons   executing  this  Agreement
represents and warrants that it is authorized to execute this Agreement and the entity on whose behalf they are signing is bound by the terms hereof.

/  /  /  /

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as set forth below.


MICROMAT CORPORATION


By:      __________________________

Title:   __________________________

Date:    __________________________



ALLEGIANT TECHNOLOGIES, INC.

By:      __________________________

Title:   __________________________

Date:    __________________________



ESCROW AGENT

By:      __________________________

Title:   __________________________

Date:    __________________________